Exhibit 3.2

CERTIFICATE OF DESIGNATION

of

SERIES B CONVERTIBLE PREFERRED STOCK

of

AMERICAN REBEL HOLDINGS, INC.

Establishing the

Voting Powers, Designations, Preferences, Limitations,

Restrictions, and Relative Rights of

Pursuant to NRS 78.195 of the

Laws of the State of Nevada

The rights, preferences, restrictions and other matters relating to the Series B Convertible Preferred Stock are as follows:

The number of shares constituting the Series B Convertible Preferred Stock shall be 250,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series B Convertible Preferred Stock.

1.	DESIGNATION. The Shares are designated as the Company’s Series B Convertible Preferred Stock (the “Shares”).

2.	CONVERSION. The holders of the Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert. Each Share shall be convertible into shares of the Company’s Common Stock at a price per share of $0.07 (1 Share converts into 100 shares of Common Stock) (the “Conversion Price”), at the option of the holder thereof, at any time following the date the Company amends its articles of incorporation to increase its authorized shares of common stock from 100,000,000 shares to 600,000,000 shares and on or prior to the fifth (5th) day prior to a redemption Date, if any, as may have been fixed in any redemption notice with respect to the Shares, at the office of this Company or any transfer agent for such stock.

(b)	Mechanics of Conversion. Before any holder of Shares shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Shares, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

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(c)	No Impairment. This Company will not, by amendment of its Articles of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Shares against impairment.

(d)	Reservation of Stock Issuable Upon Conversion. Following the date the Company amends its articles of incorporation to increase its authorized shares of common stock from 100,000,000 shares to 600,000,000 shares, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Shares, in addition to such other remedies as shall be available to the holder of such Shares, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Articles of incorporation.

(e)	Notice. Any notice required by the provisions of this section to be given to the holders of Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

3.	OTHER RIGHTS. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Shares, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

4.	Voting Rights. The holder of each Share shall not have any voting rights, except in the case of voting on a change in the preferences of Shares.

5.	Protective Provisions. So long as any Shares are outstanding, this Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of Shares which is entitled, other than solely by law, to vote with respect to the matter, and which Shares represents at least a majority of the voting power of the then outstanding Shares:

(a)	alter or change the rights, preferences or privileges of the Shares so as to affect adversely the Shares; or

(b)	increase the total number of authorized Shares.

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In WITNESS WHEREOF, the undersigned hereby declares and certifies that this Certificate of Designation is executed on behalf of the Company as of this 20th day of May, 2021.

Company:

AMERICAN REBEL HOLDINGS, INC.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., CEO

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